                                   Exhibit 3.3
As filed with the Delaware Secretary of State on December 20, 1995.

                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
               PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL,
                AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS,
               LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING
                   CHARACTERISTICS OF SERIES B PREFERRED STOCK
                                       OF
                           FLORIDA GAMING CORPORATION

     Florida Gaming Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies that:

     1. The Corporation is validly existing and incorporated under the laws of the State of Delaware.

     2. The Corporation's Certificate of Incorporation, as amended, authorizes the issuance of 500,000 shares of Preferred Stock, par value $.10 per share, and expressly vests in the Board of Directors the authority provided therein to issue any or all of such shares in one or more series, and by resolution or resolutions the designation, number, full or limited voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued. Currently, there are authorized for issuance 1,200,000 shares of Class A Convertible Preferred Stock, par value $.10 per share ("Class A"), of which 35,235 are issued and outstanding, and 5,000 shares of Series AA Preferred Stock ("Series AA") a series of Preferred Stock, of which no shares are currently issued and outstanding. The rights of the holders of the Class A and the Series AA shares shall rank PARI PASSU with the rights of the holders of the Series B Convertible Preferred Stock designated hereby with respect to all preferences upon liquidation.

     3. DESIGNATION OF THE SERIES. The Board of Directors of the Corporation, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a series of Preferred Stock designated as Series B Convertible Preferred Stock:

     There shall be a series of Preferred Stock designated as "Series B Convertible Preferred Stock." Each share of such series shall be referred to herein as a "Series B Share." The consideration to be received by the Corporation upon initial issuance of each share of the Series B Shares shall be $1,000. The authorized number of such Series B Shares is 5,000 shares. The Series B Shares shall be equal in rank to the Class A and Series AA shares with respect to payment of dividends and the distribution of assets upon liquidation of the Corporation.

          A. VOTING RIGHTS. Except as otherwise required by law, the holders of the Series B Preferred shall not be entitled to vote separately, as a series or otherwise, on any matter submitted to a vote of the shareholders of the Corporation. Notwithstanding the foregoing, without the prior written consent of the holders of the Series B Shares:

                (i) the Corporation shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions of its Certificate of Incorporation, as amended, related to the Series B Shares, any resolutions of the board of directors or any instrument establishing and designating the Series B Shares in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the holders of the Series B Shares; or

               (ii) the Corporation shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series B Shares.

          B. DIVIDENDS. Holders of the Series B Shares shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for payment of dividends, annual cumulative dividends at the rate of 8% of the consideration paid for the purchase of the Series B Shares for the period commencing on the Issuance Date. Such dividends shall be payable in shares of Common Stock on the Conversion Date in accordance with Section 3, whether or not declared and whether or not there shall be funds legally available for the payment thereof. Interest shall not be payable on the balance of any accrued unpaid dividends on the Series B Shares. Dividends on the Series B Shares shall be paid before payment of any dividends on Common Stock or any class of stock ranking junior to Series B Shares as to dividend rights.

          C.   CONVERSION.

                (i) CONVERSION. The holders of the outstanding Series B Shares shall have the right, at such holders' option, without the payment of any additional consideration by the holder thereof and at any time after 40 days from the date the holders' Series B shares are issued, to convert all or any of such Series B Shares into the number of shares of Common Stock for which such Series B Shares are then convertible pursuant to Section C(ii) below (after giving effect to any adjustments provided for under Section C(v) hereof).

               (ii) CONVERSION PRICE. Upon conversion of the Series B Shares pursuant to C(i) above, each Series B Share shall be converted into the number of shares of Common Stock equal to a fraction, the numerator of which shall be the Liquidation Value of such Series B Shares (as defined in Section D(i)) on the Conversion Date and the denominator of which shall be eighty percent (80%) of the average of the closing bid prices for the Common Stock as reported by NASDAQ for the five (5) consecutive business days immediately preceding the Conversion Date (the "Average Trading Price").

              (iii)  MECHANICS OF CONVERSION.  The holder of any Series B
Shares may exercise the conversion right pursuant to Section C(i) as to any part thereof by delivering to the Corporation, or at such other place as may be designated by the Corporation, during regular business hours, the certificate or certificates for the Series B Shares to be converted, duly endorsed or assigned in blank or to the Corporation, accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued, including any appropriate signature guarantees (the "Notice of Conversion"). Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made and such date is referred to herein as the "Conversion Date". As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, but in no event later than two (2) business days after the Corporation receives a written Notice of Conversion from holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares covered by a certificate representing Series B Shares surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of Series B Shares representing the unconverted portion of the certificate so surrendered.

               (iv) FRACTIONAL SHARES. No fractional shares of Common Stock or script shall be issued upon conversion of Series B Shares. If more than one Series B Share shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such series to be surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any Series B Shares, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Average Trading Price.

                (v) CERTAIN ADJUSTMENTS. In the event of any change in one or more classes of capital stock of the Corporation by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of shares or the like, or in the event of the merger or consolidation of the Corporation or the sale or transfer by the Corporation of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series B Shares shall be promptly and appropriately adjusted by the Board of Directors of the Corporation so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following any such adjustment, the holders of the Series B Shares shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.

               (vi) COSTS. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series B Shares; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Series B Shares in respect of which such shares are being issued.

              (vii) RESERVATION OF SHARES. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series B Preferred shares sufficient shares to provide for the conversion of all outstanding Series B Shares.

          D.   LIQUIDATION.

                (i) SERIES B PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or any Preferred Stock junior in rank to the Series B Shares, to be paid an amount per Series B Share (the "Liquidation Value") equal to the sum of $1,000 per Series B Share plus 8% accrued and unpaid dividends from the date of issuance, whether or not declared.

Neither the consolidation nor merger of the Corporation with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section D. Notice of liquidation, dissolution, or winding-up of the Corporation shall be mailed, by first-class mail, postage prepaid, not less than 20 days prior to the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the holders or record of the Series B Shares at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice, but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

               (ii)  GENERAL.

                     (A) All of the preferential amounts to be paid to the holders of the Series B Shares pursuant to Section D(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any preferred stock junior in rank to the Series B Shares in connection with such liquidation, dissolution or winding-up.

                     (B) After setting apart or paying in full the preferential amounts aforesaid to the holders of record of the issued and outstanding Series B Shares as set forth in Section D(i), the holders of record of Common Stock and any preferred stock junior in rank to the Series B Shares shall be entitled to participate in any distribution of any remaining assets of the Corporation, and the holders of record of the Series B Shares shall not be entitled to participate in such distribution.

          E. REACQUIRED SHARES. Any shares of Series B Shares redeemed, purchased, converted, or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such series and shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement and the filing of any certificate required in connection therewith pursuant to the Delaware General Corporation Law become authorized but unissued shares of Preferred Stock.

          F. COPIES OF AGREEMENTS, INSTRUMENTS, DOCUMENTS. Copies of any of the agreements, instruments or other documents referred to in this Amendment shall be furnished to any stockholder upon written request to the Corporation at its principal place of business.

     4. The statements contained in the foregoing, creating and designating the Series B Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by its Chairman and attested by its Secretary this 19th day of December, 1995, and they do hereby affirm, under penalties of perjury, that the foregoing Certificate of Designations is the act and deed of the Corporation and that the facts stated therein are true and accurate.

Signed and attested to on December 19, 1995.


                              FLORIDA GAMING CORPORATION


                              By    /s/ W. Bennett Collett
                                   ------------------------------------
                                   W. Bennett Collett, Its Chairman
                                    and Chief Executive Officer duly
                                    authorized


Attest:

By   /s/ Timothy L. Hensley
  ----------------------------------
    Timothy L. Hensley
    Executive Vice President and
      Assistant Secretary